EXHIBIT 10.3

March 16, 2006

Lonnie David Schnell
1721 Cannes Drive
Thousand Oaks, CA 91362

Dear Lonnie:

Tag-it Pacific Inc., (the "Company") is pleased to offer you continued employment on the following terms:

POSITION:                  You  will  serve  in a  full-time  capacity  as Chief
                           Financial Officer of the Company.  You will report to
                           the CEO and shall perform  duties  customary for such
                           position  and  such  other  related   duties  as  are
                           assigned  by  the  CEO.  You  shall  (i)  faithfully,
                           diligently  and to the best of your  ability  perform
                           such duties,  (ii) devote your full business time and
                           attention to the affairs of the Company and (iii) use
                           your best efforts to further the  Company's  business
                           interests.  By signing this agreement,  you represent
                           and  warrant  to the  Company  that you are  under no
                           contractual   commitments   inconsistent   with  your
                           obligations to the Company.

BASE SALARY:               Your  annual  salary  will be  $185,000,  payable  in
                           accordance  with  the  Company's   standard   payroll
                           schedule.

BONUS: You will have the opportunity to earn an annual cash bonus in accordance with the Company's executive bonus pool which is based on a calculation of EBIT, as determined by the Company in its discretion.

INCENTIVE STOCK
COMPENSATION:              In January  2006,  the  Company  granted  you a stock
                           option for 400,000 shares of common stock with an exercise price of $0.57 per share. The Company's standard stock option agreement terms will apply to this grant, with the vesting over four years: (a) 25% will vest on your first anniversary of employment;
                           and (b) the unvested balance shall vest 1/48 of the original grant each month thereafter.

BENEFITS PLAN:             You will be eligible  for the  Company's  benefits in
                           accordance with the Company's existing benefits plan.

AT WILL:                   The Company's  employees  serve on an at-will  basis.
                           Your employment is voluntary and for no set period. If you accept employment with the Company, you will be free to resign at any time, without cause. Likewise, the


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                           Company will be free to terminate your  employment at
                           any time, with or without cause. Although employment policies and practices may change from time to time, the at-will nature of your employment relationship may not be changed unless it is changed in a written document signed by you and the Company. You will receive 3 weeks paid vacation per year, with no more than 3 weeks accrual.

TERMINATION WITHOUT
CAUSE: Subject to the provisions below, if terminated by the Company without cause or due to your death or permanent and total disability, conditioned upon your (or your estate's) execution and non-revocation of a full release and waiver of claims agreement in a form prescribed by the Company, you (or your estate) will receive (i) 6 months of your then-current base salary, payable in 6 equal monthly installments commencing on the first day of the calendar month immediately following such termination and thereafter on the first day of each subsequent calendar month;
                           (ii) 6 months of continued coverage under the company's group health plan at the same cost to you (and/or your dependents) as immediately prior to your termination, subject to your (and/or your dependents') making a valid "COBRA" election and to any cost increases affecting plan participants generally; and (iii) accelerated stock option vesting deemed to occur immediately prior to your termination with respect to that portion of any and all outstanding options then held by you that would have vested during the 6 months immediately following your termination absent such termination (the "Severance"). Notwithstanding the foregoing, the payments and benefits described in clauses (i) and
                           (ii) of the preceding sentence shall, to the extent not already paid or provided, cease immediately if you become employed prior to their expiration.

TERMINATION WITH CAUSE:    For  purposes of this  Agreement,  "cause" is defined
                           as:  any  action  by  you  that   includes   (i)  the
                           commission    of   any    fraud,    misappropriation,
                           embezzlement or other actions  involving  dishonesty,
                           material  disloyalty,  or moral turpitude;  (ii) your
                           conviction  for  commission  of a  felony;  (iii) the
                           issuance of an order, judgment or decree of any court
                           permanently   enjoining   you  from   violating   any
                           provision of federal or state securities laws; (iv) the willful engaging by you in gross misconduct which materially and demonstrably injures the Company; (v) a final judgment of a court holding you liable in a civil action based upon conduct showing that you breached a fiduciary duty to the Company or its shareholders; (vi) material breach of this agreement or Employee Non-Disclosure and Invention Agreement as determined by the CEO; or (vii) a failure or refusal in a material respect by you to follow the reasonable policies or directions of the Company as specified by the CEO or to carry out the duties of your position after being provided with notice of such failure and an opportunity to cure within thirty (30) days of receipt of such notice (and satisfactory cure as determined by the CEO).

                           In the event of termination for cause, the Company shall pay you all compensation (including base salary and accrued vacation) due to you on the date of termination. There will be no compensation paid or stock vested beyond the termination date.


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CHANGE OF CONTROL:         Immediately  prior  to  a  "Change  of  Control"  (as
                           defined below), you shall vest with respect to 50% of
                           your   then-outstanding   unvested   stock   options.
                           Furthermore, any unvested, outstanding stock options held by you immediately prior to a termination by you or the Company of your employment within the 6-month period preceding a Change of Control or the 12-month period following such Change of Control for any of the following reasons shall thereupon immediately vest in full:

                           1) you are terminated without cause, 2) your position is reduced to less than a general manager position or a vice president level position, 3) your base pay is reduced below your prevailing base pay amount at the time of the Change of Control or 4) you are asked to relocate to an office more than 60 miles from your office prior to the Change of Control.

                           "CHANGE OF CONTROL" means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company or any sale of Company's securities for financing purposes; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

CODE SECTION 409A          Notwithstanding  anything  to the  contrary  in  this
                           agreement,  no  compensation  or benefits,  including
                           without   limitation   any   Severance   payments  or
                           benefits,  shall be paid to you  during  the  6-month
                           period   following  your  "separation  from  service"
                           (within  the meaning of Section  409A(a)(2)(A)(i)  of
                           the Internal  Revenue  Code of 1986,  as amended (the
                           "CODE")) to the extent that the Company determines in
                           good faith that  paying  such  amounts at the time or
                           times  indicated in this agreement would cause you to
                           incur  additional tax under Code Section 409A. If the
                           payment of any such amounts is delayed as a result of
                           the  previous   sentence,   then  on  the  first  day
                           following the end of such 6-month period, the Company
                           will  pay  you  a  lump-sum   amount   equal  to  the
                           cumulative amount that would have otherwise been payable to you during such 6-month period.

                           The compensation and benefits payable under this agreement, including without limitation the
                           Severance, are not intended to constitute "nonqualified deferred compensation" within the meaning of Code Section 409A. However, to the extent that the Company reasonably determines that any compensation or benefits payable under this agreement may be subject to Code Section 409A, this agreement shall incorporate the terms and conditions required by Code Section 409A and Department of Treasury regulations as


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                           reasonably  determined by the Company.  To the extent
                           applicable, this agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance
                           issued   thereunder.   If  the   Company   reasonably
                           determines that any compensation or benefits payable under this agreement may be subject to Code Section 409A and related Department of Treasury guidance, the Company shall adopt such amendments to this agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company deems necessary or appropriate to (a) exempt the
                           compensation   and   benefits   payable   under  this
                           Agreement from Code Section 409A and/or  preserve the
                           intended  tax  treatment  of  the   compensation  and
                           benefits provided with respect to this agreement,  or
                           (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

ENTIRE AGREEMENT AND
CHOICE OF LAW:             This is the full and complete  agreement  between you
                           and the  Company  of all  terms  of the  arrangements
                           between  the   parties,   supersedes   all   previous
                           agreements and cannot be amended except by written agreement signed by both parties. If there is a dispute over the interpretation of this Offer, its enforceability, or any claim arising in connection with your employment, it shall be governed and decided under California law, without reference to the law regarding conflicts of law.

                           You represent that you have had the opportunity to consult with an attorney, and have carefully read and understand the scope and effect of this agreement.


To indicate your acceptance of this offer, please sign this letter.

Yours very truly,

/S/ STEPHEN FORTE
--------------------------------------
Stephen Forte, Chief Executive Officer

By accepting this offer you agree as a pre-condition of this offer to execute Tag-it Pacific's "Employee Non-Disclosure and Invention Agreement" as attached.

Agreed to and accepted:


/S/ LONNIE DAVID SCHNELL
--------------------------------------
Lonnie David Schnell


Date:  March 16, 2006


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